FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 20th day of April, 2010, by and between the TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), on behalf of its series named in Exhibit A hereto, (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers
(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’s, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Evaluate independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees; attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Fund.
(6)	Pay Fund expenses upon written authorization from the Trust.
(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(4)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Asset diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent accountants.

(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.
(5)	Monitor the expense accruals and notify the Trust’s management of any proposed adjustments.
(6)	Prepare monthly financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement.
f.	Schedule of Capital Gains and Losses.
(7)	Prepare quarterly broker security transaction summaries.

D.	Tax Reporting:
(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610, with any necessary schedules.
(2)	Prepare state income breakdowns where relevant.
(3)	File Form 1099 for payments to disinterested Trustees and other service providers.
(4)	Monitor wash sale losses.
(5)	Calculate eligible dividend income for corporate shareholders.

E.	Eagle Portal System:

The Eagle Portal System (the “System”, “Advisor Information Source” or “AIS”) is a web-based report delivery system that generates holding, position and tax reports.  Data from IDC, CPORT, S&P and GICs populate the data warehouse from which reports are generated.  Reports can be customer run or scheduled for automatic delivery to a portal inbox.  This is an internal software application which is maintained and monitored by internal staff.

(1)
Provide access to the System 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control.  Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m to 3:00 p.m. Central Time.

(2)           Supply necessary software to access the System, if necessary.

(3)	Provide training and connectivity support as outlined in the pricing model agreed upon by the parties.

(4)
Maintain and support the System, which shall include providing error corrections, minor enhancements and interim upgrades to the System and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the System.  Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to System customers, as determined solely by USBFS or (ii) maintenance of customized features.  To the extent possible, USBFS shall notify the Trust of all planned outages and will perform any necessary maintenance during non-business hours.

(5)
Establish systems to guide assist and permit End Users (as defined below) who access the System from the Trust’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

(6)	Address and mail, at the Trust’s expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the System.

(7)
Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trust or perform transactions in accounts with the Trust using the System (the “End User”) a unique user ID and password for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Trust.  USBFS will require the End User to use his/her user ID and password in order to access the System.

(8)
Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions.  In no event shall USBFS use encryption weaker than a 40-bit RC4 Stream.  USBFS will take reasonable actions, including periodic scans of Internet interfaces and the System, to protect the Internet web site that provides the System and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate virus detection and destructive software and by adopting such other security procedures as may be necessary.

(9)
Establish and provide to the Trust written procedures, which may be amended from time to time by USBFS with the written consent of the Trust, regarding End User access to the System.  Such written procedures shall establish security standards for the System, including, without limitation:

a.  Encryption/secure transport protocols.

b.  End User lockout standards (e.g., lockout after three unsuccessful attempts to  gain access to the System).

c.  User ID and password issuance and reissuance standards.

d.  Access standards, including limits on access to End Users whose accounts are coded  for privilege.

e.  Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

(10)           Ensure that the HTTPS Server is accessible via the Internet.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

C.	USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE SYSTEM.

5.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable to the Trust for any error of judgment, any mistake of law or any loss or damage suffered by it  in connection with USBFS’s duties under this Agreement, including any loss resulting from (i) any fraudulent, unauthorized or otherwise improper use by the Trust of any identification, security codes or systems, or access mechanisms assigned by USBFS in connection with access to the System, (ii) mechanical breakdowns, the failure of communication or power supplies or USBFS’s failure or delay in delivering the System to the extent such breakdown, failure or delay is beyond USBFS’s control, except those losses or damages  arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from USBFS’s  bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

B.
The Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown, failure of communication or power supplies or its failure or delay in delivering the System due to an event beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

The Trust shall hold harmless USBFS from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) to which the Trust may become subject (collectively, “Liabilities”) arising from or by reason of its use of the equipment, software or other related services provided by vendors to USBFS, except those Liabilities arising out of or relating to the USBFS’s refusal or failure to comply with the terms of the Agreement or the terms of its agreement with the applicable vendor or from USBFS’s bad faith, negligence, or willful misconduct in the performance or USBFS’s duties under the Agreement.

C.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

D.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

E.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.    Duties and Obligations of the Trust

A.	The Trust shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon by the parties.

B.	In connection with its use of the System (also known as Advisors Information System), the Trust shall:

(1)  Provide and maintain, at its own expense, one or more personal computers for accessing the Advisors Information System that will accommodate and be compatible with the software provided by USBFS.

(2)  Follow any and all procedures necessary to access the System as may be set forth in any user guide or instruction manual provided and which may be amended or supplemented from time to time.

(3)  Provide for the security of all codes and system access mechanisms relating to the System and implement such security procedures and/or devices to ensure the integrity of the System when accessed by the Trust from its principal place of business.

(4)  Acknowledge that all programs, software, manuals and other written information relating to the System shall remain the exclusive property of USBFS at all times.

(5)  Acknowledge that it is responsible for determining the suitability and accuracy of the information obtained through its access to the System.   The Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBFS or the Trust’s or End Users’ failure to properly access the System in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

(6)  Promptly notify USBFS of any problems or errors with the System of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the System.

(7)  Comply, and instruct End Users to comply, with all the End User enrollment and authorization procedures.

(8)  Obtain and pay for connectivity to the HTTPS Server.

(9)  Have the proper equipment and software to enable End Users to access the HTTPS Server and download the files and obtain all related maintenance, including support in the event of download problems.

7.   Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

USBFS and its agents shall employ commercially reasonable security procedures to ensure that unauthorized third-parties do not have access to the Trust’s databases, files, and other information provided by the Trust to USBFS for use with the System, the names of end users or end user transaction or account data (collectively, “Trust Files”).  USBFS shall notify the Trust promptly in the event USBFS receives a request for the Trust Files from a securities regulator with jurisdiction over the Trust.

9.    Proprietary Rights

A.
The Trust acknowledges and agrees that by virtue of accessing the System, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to allow access to the System owned by or licensed to USBFS.  Any interface and other software or programs provided to the Trust in order to provide connectivity to the System shall be used by the Trust only for the period during which this Agreement is in effect and only in accordance with the terms of this Agreement, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications.

B.
The Trust agrees that USBFS, without prejudice to any rights to judicial relief it may have, shall be entitled to see equitable relief including injunction, in the event of a breach by the Trust of this Section 9 and that the Trust will not resist such application for relief on the basis that USBFS has an adequate remedy at law.

C.
Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, and proprietary information or distribution and communication networks of the other hereunder. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

D.
Notwithstanding any other provision of the Agreement, each party hereto agrees that it shall not knowingly insert into any interface, other software, or other program provided by the other party hereunder, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of the System, program or operation hereunder.  For its failure to comply with the foregoing, the non-complying party shall immediately replace all copies of the affected work product, System or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such non-complying party.

10.           Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

11.          Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

12.          Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

In the event of termination of the Agreement, the Trust shall immediately end its access to the System and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement between the Trust and USBFS that is in effect.

13.          Early Termination Fees

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the rebate of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

14.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

15.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.           Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS and the Trust shall be sent to:

U.S. Bancorp Fund Services, LLC
ATTN: Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

21.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy

Name: Joseph Neuberger	Name: Michael R. McVoy

Title: Chairman	Title: Executive Vice President

Exhibit A
to the
Fund Administration Servicing Agreement – Trust for Professional Managers

Fund Names

Name of Series	Date Added
Morgan Dempsey Small/Micro Cap Value Fund	on or after April 20, 2010

Exhibit B
to the Fund Administration Servicing Agreement – Trust for Professional Managers

Multiple Series Trust FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES FEE SCHEDULE at April, 2010
Domestic Funds
Annual Fee Based Upon Market Value Per Fund*
 12 basis points on the first $__ million
 8 basis points on the next $___ million
 5 basis points on the balance
 Minimum annual fee:  $____ per fund

International Funds
Annual Fee Based Upon Market Value Per Fund*
20 basis points on the first $___ million
15 basis points on the next $___ million
10 basis points on the next $___ million
6 basis points on the balance
Minimum annual fee:  $____ per fund

Advisor Information Source Web Portal
• $___ /fund/month
• $___ /fund/month for clients using an external administration service
• Specialized projects will be analyzed and an estimate will be provided prior to work being performed.

Plus Out-Of-Pocket Expenses – Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple classes, legal administration, SEC §15(c) reporting, Advisor Information Source data delivery, daily fund compliance testing, daily pre- and post-performance reporting.

Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit B.

By:  Morgan Dempsey Capital Management, LLC

Name: /s/ David W. Durham

Title: Principal	Date:

Exhibit B (continued) to the Fund Administration Servicing Agreement

Multiple Series Trust CHIEF COMPLIANCE OFFICER SERVICES FEE SCHEDULE at April, 2010
Chief Compliance Officer Services
U.S. Bancorp provides the Chief Compliance Officer (CCO) for each fund serviced within the Multiple Series Trust.  Compliance functions performed by USBFS provided CCO include, but are not limited to:
• Designation as the Trust’s Chief Compliance Officer
• Periodic and Annual Reporting to MST Fund Board
• Board Meeting Presentation and Board Support
• MST Fund Board Liaison For All Compliance Matters
• Daily Resource to Advisor CCO and Fund Board
• Review of Advisor Compliance Policies, Procedures and Controls
• Review of USBFS/USB Critical Procedures & Compliance Controls
• Due Diligence Review of Advisor and USBFS Service Facilities
• Testing, Documentation and Reporting of Advisor and USBFS/USB Compliance Policies, Procedures and Controls

Compliance functions performed by USBFS Risk Management Team include, but are not limited to:
• Quarterly USBFS Certification to Trust CCO
• Business Line Functions Supported
• Fund Administration and Compliance
• Transfer Agent and Shareholder Services
• Fund Accounting
• Custody Services
• Distribution Services
• CCO Portal – Web On-line Access to Fund CCO Documents
• Periodic CCO Conference Calls
• Dissemination of Industry/Regulatory Information
• Client & Business Line Compliance Education & Training
Chief Compliance Officer (CCO)*
• $_____ per year per domestic fund
• $_____ per year per load fund or international fund
• $_____ per year per sub-advisor per fund (in addition to Fund CCO fee)

Plus Out-Of-Pocket Expenses – including but not limited to CCO team travel related costs to perform due diligence reviews at Advisor or sub-advisor facilities

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit B.
By:  Morgan Dempsey Capital Management, LLC

Name: /s/ David W. Durham

Title: Principal	Date:

Exhibit B (continued) to the Fund Administration Servicing Agreement

FUND ADMINISTRATION & COMPLIANCE SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at April, 2010

Multiple Classes – Add the following for each class beyond the first class:
• __ basis point at each level
• $____ per class minimum

Daily Pre- and Post-Tax Performance Reporting
• Performance Service – $__ /CUSIP/month
• Setup – $__ /CUSIP
• Conversion – quoted separately
• FTP Delivery – $___ setup per FTP site

Daily Compliance Services (Charles River)
• Base fee – $___ /fund/year
• Setup – $____ /fund group

SEC §15(c) Reporting
• $___ per fund per report – first class
• $___ per additional class report

Electronic Board Materials
• USBFS will establish a unique client board URL and load/maintain all fund board book data for the main fund board meetings and meetings for up to two separate committees
• Up to 10 non-USBFS users including advisor, legal, audit, etc.
• Complete application, data and user security – data encryption and password protected
• On-line customized board materials preparation workflow
• Includes web-based and local/off-line versions
• Includes complete initial and ongoing user training
• Includes 24/7/365 access via toll free number
• Includes remote diagnostics for each user, including firewall and network issues
• Triple server backup / failover

Annual Fee
• $___ per year (includes 10 external users)
• $___ per year per additional user
• $_____ implementation / setup fee

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit B.
By:  Morgan Dempsey Capital Management, LLC

Name: /s/ David W. Durham

Title: Principal	Date: